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                                                                    EXHIBIT 23.6

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Experts", "Summary Pro Forma Combined Financial Information", "Summary Historical Combined Financial Information", and "Selected Historical Combined Financial Information" and to the use of our report on the combined financial statements of Rexnord Corporation dated June 14, 2002, except for Note 17, as to which the date is September 27, 2002, and our report on the consolidated balance sheet of RBS Global, Inc. dated November 14, 2002, both included in the Registration Statement (Form S-4) of Rexnord Corporation for the registration of $225,000,000 of 10.125% Senior Subordinated Notes.


Milwaukee, Wisconsin
January 8, 2003